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                                                                   EXHIBIT 10.21

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                          AGREEMENT AND PLAN OF MERGER

                            dated as of March 7, 2005

                                  by and among

                            Planet Technologies, Inc.

                            a California corporation

                                       and

                            Allergy Control Products

                                       and

                               Jonathan T. Dawson

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      AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2005 (this
"Agreement"), by and between Allergy Control Products, Inc., a Delaware corporation ("ACP"),\ Jonathan T. Dawson ("Shareholder"), and Planet Technologies, Inc., a California corporation ("Planet").

                                    RECITALS

      A. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the purchase accounting method and be treated as a "reorganization" under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      B. Board Action. The respective Boards of Directors of each of Planet, and ACP have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

      C. Non-Competition Agreements. As a condition to, and simultaneously with, the execution of this Agreement Shareholder, and each director and executive officer of ACP, are entering into non-competition agreements with Planet in the form of Exhibit A, hereto (collectively, the "Non-Competition Agreements").

      D. Repayment of Shareholder Debt. As a condition to, and simultaneously with, Effective Time of the Merger, Planet shall cause to be paid to Shareholder the sum of $1,500,000.00 cash in full repayment of all indebtedness of ACP to its Shareholder.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

      1.01. Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

      "ACP Common Stock" means the common stock, no par value of ACP.

      "ACP Stock Options" means the options to acquire ACP Common Stock issued under ACP's Stock Option Plans.

      "Acquisition Proposal" has the meaning set forth in Section 6.07.

      "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

      "Agreement of Merger" has the meaning set forth in Section 2.01(b).

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      "Articles" means the Articles of Incorporation of ACP or Planet, as amended, as the context requires.

      "Benefit Plans" has the meaning set forth in Section 5.03(l).

      "Board" means the Board of Directors of ACP or Planet, as the context requires.

      "Business Combination" has the meaning set forth in Section 3.06.

      "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

      "By-Laws" means the By-Laws of ACP or Planet, as the context requires.

      "California Secretary" means the California Secretary of State.

      "CGCL" means the California General Corporation Law.

      "Closing Financial Statements" has the meaning set forth in Section
7.03(g).

      "Code" has the meaning set forth in the recitals to this Agreement.

      "Disclosure Schedule" has the meaning set forth in Section 5.01.

      "Effective Date" has the meaning set forth in Section 2.02.

      "Effective Time" has the meaning set forth in Section 2.02.

      "Employees" has the meaning set forth in Section 5.03(l).

      "Environmental Laws" has the meaning set forth in Section 5.03(n).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" has the meaning set forth in Section 5.03(l).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      "Exchange Ratio" has the meaning set forth in Section 3.02.

      "GAAP" means generally accepted accounting principles.

      "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

      "Hazardous Substance" has the meaning set forth in Section 5.03(n).

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      "Insurance Policies" has the meaning set forth in Section 5.03(r).

      "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

      "Material Adverse Effect" means, with respect to Planet or ACP any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Planet or ACP, as the case may be, or (ii) would materially impair the ability of either Planet or ACP to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws of general applicability to the business of Planet and ACP or interpretations thereof by Governmental Authorities, (b) changes in GAAP (c) changes in general economic conditions, (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP and (e) with respect to ACP the effects of any action or omission taken with the prior consent of Planet.

      "Merger" has the meaning set forth in Section 2.01(a).

      "Merger Consideration" has the meaning set forth in Section 2.01(a).

      "NASD" means the National Association of Securities Dealers.

      "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market System.

      "National Labor Relations Act" means the National Labor Relations Act, as amended.

      "Non-Competition Agreements" has the meaning set forth in the recitals to this Agreement.

      "Pension Plan" has the meaning set forth in Section 5.03(l).

      "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

      "Planet Common Stock" means the common stock, no par value per share, of Planet.

      "Principal Shareholder" shall mean any person who directly or indirectly owns or controls ten percent (10%) or more of the issued and outstanding stock of a corporation.

      "Proxy Statement" has the meaning set forth in Section 6.02.

      "Registration Statement" has the meaning set forth in Section 6.03(a).

      "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or

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any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

      "SEC" means the United States Securities and Exchange Commission.

      "SEC Documents" has the meaning set forth in Section 5.04(g).

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      "Shareholder" means Jon Dawson.

      "Shareholder Meeting" has the meaning set forth in Section 6.02.

      "Stock Option Plans" means any plan or arrangement that provides for the grant of stock options by ACP.

      "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X of the SEC.

      "Tax" and "Taxes" mean all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, imposed on the income, properties or operations of ACP or its Subsidiary by any taxing authority whether arising before, on or after the Effective Date, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

      "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed on or before the Effective Date with respect to any Taxes of ACP.

      "Termination Fee" has the meaning set forth in Section 8.02.

      "Treasury Shares" shall mean shares of ACP Common Stock held by ACP or by Planet or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

                                   ARTICLE II

                                   THE MERGER

      2.01. The Merger (a) The Combination. At the Effective Time, ACP shall merge with and into Planet (the "Merger"), the separate corporate existence of ACP shall cease and Planet

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shall survive and continue to exist as a corporation under the laws of the State of California (Planet, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Entity"). Planet may, at any time prior to the Effective Time (including, to the extent permitted by applicable law, after ACP's shareholders have approved this Agreement), change the method of effecting the combination of Planet with ACP (including, without limitation, the provisions of this Article 2 and including, without limitation, by electing not to merge ACP with Planet, but rather with a merger subsidiary of Planet) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of ACP Common Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of ACP's shareholders as a result of receiving the Merger Consideration, (iii) impede or delay consummation of the transactions contemplated by this Agreement or (iv) otherwise be materially prejudicial to the interests of the shareholders of ACP.

      (b) Filings. Subject to the satisfaction or waiver of the conditions set forth in Article 7, the Merger shall become effective on the Effective Date upon filing of an executed agreement of merger ("Agreement of Merger") in form acceptable to Planet with the California Secretary of State.

      (c) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of the Surviving Entity immediately after the Merger shall be those of Planet as in effect immediately prior to the Effective Time.

      (d) Directors and Officers of the Surviving Entity. The directors and officers of Planet immediately after the Merger shall be the directors and officers of Planet immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

      (e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of ACP shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of ACP shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

      2.02. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the filing contemplated by Section 2.01(b) to be made (i) no later than the third Business Day after such satisfaction or waiver or (ii) such other date to which the parties may agree in writing. The Merger provided for herein shall become effective upon such filing or on such date as may be specified therein in accordance with the CGCL. The date of such effectiveness is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time as set forth in such filing.

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                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

      3.01. Effect on Capital Stock. Subject to the other provisions of this
Article 3, at the Effective Time of the Merger, by virtue of the Merger and without any additional action on the part of the holders of shares of Planet Common Stock:

      (a) Planet Common Stock. Each share of Planet Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger shall remain an issued and outstanding share of common stock of Planet, and shall not be affected by the Merger; and

      (b) ACP Common Stock. Each share of ACP Common Stock, issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Dissenters' Shares and Treasury Shares, as defined below) shall be converted into the right to receive Planet Common Stock as provided in Section 3.02(a).

      3.02. Conversion of ACP Common Stock.

      (a) Subject to the other provisions of this Article 3, each share of the 2,000 ACP Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than Dissenters' Shares and Treasury Shares) shall, by virtue of the Merger, be converted into the right to receive 300 shares of Planet Common Stock (the "Exchange Ratio").

      3.03. Rights as Shareholder; Stock Transfers. At the Effective Time, holders of ACP Common Stock shall cease to be, and shall have no rights as, shareholders of ACP other than to receive the consideration provided under this
Article 3. After the Effective Time, there shall be no transfers on the stock transfer books of ACP or the Surviving Entity of shares of ACP Common Stock.

      3.04. Intentionally left blank.

      3.05. Exchange Procedures. (a) Exchange. At the Effective Time of the Merger, Planet shall deliver to Shareholder the number of shares of Planet Common Stock issuable in the Merger and the amount of cash payable pursuant to
Section 6.20 of this Agreement.

      (b) Surrender of Certificates. At the Effective Time, Shareholder shall surrender each certificate evidencing ACP Common Stock together with a duly executed stock power.

      (c) Withholding Rights. Planet shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ACP Common Stock such amounts as Planet is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Planet, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ACP Common Stock in respect of which such deduction and withholding was made by Planet.

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      3.06. Anti-Dilution Provisions. In the event Planet or ACP changes (or establishes a record date for changing) the number of shares of Planet Common Stock or ACP Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Planet Common Stock or ACP Common Stock, as the case may be, and the record date therefore shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. If, between the date hereof and the Effective Time, Planet shall merge, be acquired or consolidate with, by or into any other corporation (a "Business Combination") and the terms thereof shall provide that Planet Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that shareholders of ACP who would be entitled to receive shares of Planet Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Planet Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Planet Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Planet).

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

      4.01. Forebearances of ACP and Planet. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and except as set forth in the Disclosure Schedule of a Party, without the prior written consent of the other party, neither ACP nor Planet will:

      (a) Ordinary Course. Conduct business other than in the ordinary and usual course or fail to use its best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, take any action that would adversely affect or delay the ability of ACP or Planet to perform any of their obligations on a timely basis under this Agreement, or take any action that would be reasonably likely to have a Material Adverse Effect on ACP or Planet.

      (b) Capital Stock. Other than pursuant to the Rights set forth in the Disclosure Schedule of such party and outstanding on the date hereof and except for the completion by Planet of a private placement of capital stock of up to an additional $2.0 million after the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, (ii) enter into any agreement with respect to the foregoing or (iii) permit any additional shares of stock to become subject to grants of employee or director stock options, other Rights or similar stock-based employee rights.

      (c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of stock or (ii) directly or

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indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

      (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except
(i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in the Disclosure Schedule of such party or (iv) for grants of awards to newly hired employees consistent with past practice.

      (e) Hiring. Hire any person as an employee or promote any employee, except
(i) to satisfy contractual obligations existing as of the date hereof and set forth in the Disclosure Schedule of such party and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $50,000.

      (f) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth in the Disclosure Schedule of such party) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

      (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that, together with all other such transactions, is not material to such party.

      (h) Acquisitions. Acquire (other than in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to ACP or Planet.

      (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $25,000 individually or $50,000 in the aggregate.

      (j) Governing Documents. Amend its Articles of Incorporation or By-Laws.

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      (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

      (l) Contracts. Except as set forth in the Disclosure Schedule of such party, enter into, renew or terminate, or make any payment not then required under, any contract or agreement that calls for aggregate annual payments of $25,000 or more and which is not terminable at will or with 60 days or less notice without payment of a premium or penalty, other than transactions made in the ordinary course of business.

      (m) Claims. Enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by it of an amount, individually or for all such settlements, that is material to it and/or would impose any material restriction on the business of the Surviving Entity or create precedent for claims that are reasonably likely to be material to the Surviving Entity.

      (n) Adverse Actions. (a) Take any action which could result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

      (o) Indebtedness. Incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than draws on existing credit facilities in the ordinary course of business or indebtedness incurred by Planet to repay the debt of ACP to its Shareholder as provided in Section 6.20.

      (p) Loans. Make any loan, loan commitment or renewal or extension thereof to any Person.

      (q) Investments. (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $25,000, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of two years or less, purchase or acquire securities of any type.

      (r) Taxes. Take any action which would materially adversely affect the tax position of the Surviving Entity.

      (s) Commitments. Agree or commit to do any of the foregoing.

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                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

      5.01. Disclosure Schedules. Concurrently with the execution of this Agreement, each party shall deliver to the other a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 5 or to one or more of its covenants contained in Article 4.

      5.02. Standard. No representation or warranty of ACP or Planet contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. Any representation or warranty that a party is in "compliance" or has "complied" shall mean substantial compliance in all material respects.

      5.03. Representations and Warranties of ACP. Subject to Sections 5.01 and
5.02 and except as set forth in the Disclosure Schedule, ACP hereby represents and warrants to Planet:

      (a) Organization, Standing and Authority. ACP is duly organized, validly existing and in good standing under the laws of the State of Delaware. ACP is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. ACP has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

      (b) ACP Capital Stock. As of the date hereof, the authorized capital stock of ACP consists solely of 20,000 shares of ACP Common Stock, of which 2,000 shares were outstanding as of the date hereof. As of the date hereof, no shares of ACP Stock were held in treasury by ACP or otherwise owned by ACP. The outstanding shares of ACP Common Stock have been duly authorized and are validly issued and outstanding, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth in the Disclosure Schedule, as of the date hereof, there are no shares of ACP Common Stock authorized and reserved for issuance, ACP does not have any Rights issued or outstanding with respect to ACP Common Stock, and ACP does not have any commitment to authorize, issue or sell any ACP Common Stock or Rights.

      (c) Subsidiaries.

            (i) ACP has no subsidiaries.

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            (ii) ACP does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interests of any Person or any interest in a partnership or joint venture of any kind.

      (d) Corporate Power. ACP has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and ACP has the corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

      (e) Corporate Authority. As of the date hereof, with respect to each of clauses (i), (ii) and (iii) below, ACP's board of directors, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of ACP and its shareholders, (ii) approved this Agreement and the Merger and (iii) recommended that its shareholders approve this Agreement and the Merger and that such matter be submitted for consideration by its shareholders at a meeting of such shareholders. ACP has duly executed and delivered this Agreement and this Agreement is a valid and legally binding obligation of ACP, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

      (f) Regulatory Approvals; No Violations.

            (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by ACP in connection with the execution, delivery or performance by ACP of this Agreement or to consummate the Merger except for filings with the SEC and state securities authorities and the approval of this Agreement by the holders of the outstanding shares of ACP Common Stock.

            (ii) Subject to required filings under federal and state securities laws, the execution, delivery and performance of this Agreement by ACP and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of ACP or to which ACP or any of its respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of association or by-laws (or similar governing documents) of ACP or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

      (g) Financial Reports; Undisclosed Liabilities. (i) The balance sheet of ACP as of December 31, 2003, and the related statements of income, cash flow and changes in financial position of ACP for the three years then ended, audited by Venman & Co., LLC, and the balance

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sheet and related statements of income, cash flow and changes in financial position of ACP for the nine months ended September 30, 2004, fairly present the financial position of ACP as of such dates and the results of the operations of ACP for the periods then ended, all in accordance with GAAP consistently applied (except with respect to interim period statements normal year-end adjustments and the lack of footnotes). The books and records of ACP have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

            (ii) Since September 30, 2004, ACP has not incurred any liability other than in the ordinary course of business consistent with past practice.

            (iii) Since September 30, 2004, (A) ACP has conducted its business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or could be reasonably likely to have a Material Adverse Effect with respect to ACP.

      (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against ACP and, to ACP's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

      (i) Compliance With Laws. ACP:

            (i) is in substantial compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, Federal and State "Do Not Call," USA Patriot Act and all other applicable fair lending laws and other laws relating to consumer sales and rights of privacy;

            (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to ACP's knowledge, no suspension or cancellation of any of them is threatened; and

            (iii) has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that ACP is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to ACP's knowledge, do any grounds for any of the foregoing exist).

      (j) Material Contracts; Defaults. The Disclosure Schedule sets forth a list of each material contract to which ACP is a party, bound by or subject to, and except as set forth therein ACP is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by ACP. ACP is not in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by ACP is currently outstanding. The Disclosure Schedule sets forth a true and complete list of all third party consents or waivers required to be obtained so as not to be in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which ACP is a party as a result of the transaction contemplated hereby.

      (k) No Brokers. No action has been taken by ACP that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

      (l) Employee Benefit Plans. (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of ACP (the "Employees") and current or former directors of ACP including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are set forth in the Disclosure Schedule. True and complete copies of all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto have been provided or made available to Planet.

            (ii) All Benefits Plans, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and ACP is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. There is no material pending or threatened litigation relating to the Benefits Plans. ACP has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject ACP to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

            (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by ACP with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with ACP under Section 4001 of ERISA or
      Section 414 of the Code (an "ERISA Affiliate"). ACP has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

            (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. ACP has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (v) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year.

            (vi) ACP does not have any obligations for retiree health and life benefits under any Benefit Plan. ACP may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder.

            (vii) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated by this Agreement will (A) entitle any employees of ACP to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

      (m) Labor Matters. ACP is neither a party to nor bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel ACP to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or, to ACP's knowledge, threatened, nor is ACP aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

      (n) Environmental Matters. (i) ACP has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by ACP has been contaminated with, or has had any release of, any Hazardous Substance; (iii) ACP is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) ACP has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (v) ACP is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving ACP, any currently or formerly owned or operated property, that could reasonably be expected to result in any claims, liability or investigations against ACP, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any property and (vii) ACP has delivered to Planet copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to ACP, and any currently or formerly owned or operated property.

      As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is or may be the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

      (o) Tax Matters. (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to ACP, have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of ACP.

            (ii) ACP has made available to Planet true and correct copies of the United States federal income Tax Returns filed by ACP for each of the three most recent fiscal years ended on or before December 31, 2003.

            (iii) ACP does not have any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Tax Returns filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements delivered to Planet.

            (iv) ACP is not a party to any Tax allocation or sharing agreement, is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was ACP) or otherwise has any liability for the Taxes of any Person.

            (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to ACP.

            (vi) As of the date hereof, ACP has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (vii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transaction contemplated by this Agreement and (B) all Taxes that ACP is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

      (p) Intentionally left blank.

      (q) Books and Records. The books and records of ACP have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of ACP.

      (r) Insurance. The Disclosure Schedule sets forth a true and complete list of all of the insurance policies, binders, or bonds maintained by ACP ("Insurance Policies"). ACP is insured with reputable insurers against such risks and in such amounts as the management of ACP reasonably has determined to be prudent in accordance with industry practices. All the

Insurance Policies are in full force and effect; ACP and is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

      (s) Real Property. (i) the Disclosure Schedule contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the ACP and all indebtedness secured by any encumbrance thereof, and (B) all real property or premises leased in whole or in part by ACP and together with a list of all applicable leases and the name of the lessor. None or such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of ACP is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by ACP.

      (t) Each of the leases referred to in the Disclosure Schedule is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to ACP or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than ACP the foregoing representation is based on the knowledge of ACP.

      (u) Title. ACP has good title to its properties and assets (other than property as to which it is lessee) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due and (2) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

      5.04. Representations and Warranties of Planet. Subject to Section 5.01 and Section 5.02 and except as set forth in the Disclosure Schedule, Planet hereby represents and warrants to ACP as follows:

      (a) Organization, Standing and Authority. Planet is duly organized, validly existing and in good standing under the laws of the State of California. Planet is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Planet has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

      (b) Planet Stock. (i) As of the date hereof, the authorized capital stock of Planet consists solely of 20,000,000 shares of Planet Common Stock, of which no more than 2,160,368 shares were outstanding as of the date hereof, and 5,000,000 shares of Planet Preferred Stock, of which no shares were outstanding as of the date hereof.

            (ii) The shares of Planet Common Stock to be issued in exchange for shares of ACP Common Stock in the Merger, when issued in accordance with the terms of this

      Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right. The shares of Planet Common Stock to be issued in exchange for shares of ACP Common Stock in the Merger will be issued (x) pursuant to an effective registration statement or applicable exemption under the Securities Act and (y) pursuant to effective registrations or exemptions under state securities laws, as applicable.

      (c) Subsidiaries. Planet has no subsidiaries.

      (d) Corporate Power. Planet and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; and Planet has the corporate power and authority to execute, deliver and perform its obligations to consummate the transactions contemplated thereby.

      (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Planet Board. This Agreement has been duly executed and delivered by Planet and this Agreement is a valid and legally binding agreement of Planet enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

      (f) Regulatory Approvals; No Violations. (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Planet or any of its Subsidiaries in connection with the execution, delivery or performance by Planet of this Agreement or to consummate the Merger except for (A) filings with the SEC and state securities authorities as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the approval by shareholders of, and the issuance of Planet Common Stock in the Merger and
(B) the filing of the executed Agreement of Merger with the Secretary of State of California. As of the date hereof, Planet is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

            (ii) Subject to receipt, or the making, of the consents, approvals and filings referred to in the preceding paragraph and elsewhere in this Agreement, the execution, delivery and performance of this Agreement by Planet and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Agreement, indenture or instrument of Planet or of any of its Subsidiaries or to which Planet or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or by-laws (or similar governing documents) of Planet or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

      (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) Planet's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2003, under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Planet's "SEC Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Planet and its Subsidiaries as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of Planet and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

            (ii) Except as described in the SEC Documents, since December 31, 2004, Planet and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Planet or its Subsidiaries.

      (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Planet or its Subsidiaries and, to Planet's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding.

      (i) No Brokers. No action has been taken by Planet that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

      (j) Environmental Matters. (i) Planet has complied at all times with applicable Environmental Laws; (ii) no real property (including buildings or other structures) currently or formerly owned or operated by Planet has been contaminated with, or has had any release of, any

Hazardous Substance; (iii) neither Planet nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Planet nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (v) neither Planet nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vi) to Planet's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Planet any currently or formerly owned or operated property that could reasonably be expected to result in any claims, liability or investigations against Planet, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any property.

      (k) Insurance. Planet and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Planet reasonably has determined to be prudent in accordance with industry practices.

                                   ARTICLE VI

                                    COVENANTS

      6.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, ACP and Planet each agree to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in Article 7 hereof, and shall cooperate fully with the other party hereto to that end.

      6.02. Shareholder Approval. Planet agrees to take, in accordance with applicable law and its Articles and By-Laws, all action necessary to convene as soon as reasonably practicable a meeting of its shareholders to consider and vote upon the approval of this Agreement and the Merger and any other matters required to be approved by its shareholders for consummation of the Merger (including any adjournment or postponement, the "Shareholder Meeting"), in no event later than 45 calendar days after the Definitive Proxy Statement is filed with the SEC by Planet ("Proxy Statement"). Shareholder of ACP hereby approves and consents to this Agreement, the Merger and consummation of the Merger. Except with the prior approval of the other party, no other matters shall be submitted for the approval of the shareholders. The Board of Directors of each party shall at all times prior to and during such meetings recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Board from withholding, withdrawing, amending or modifying its recommendation if the Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the shareholders under applicable law.

      6.03. Registration Statement. (a) Planet agrees to prepare a registration statement on Form SB-2 or other applicable form (the "Registration Statement") to be filed by Planet with the SEC in connection with the issuance of Planet Common Stock in the Merger. ACP shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above-referenced documents based on its knowledge of and access to the information required for said documents. ACP agrees to cooperate with Planet and Planet's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor, if any, and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that ACP has cooperated as described above, Planet agrees to file, or cause to be filed, the Registration Statement no later than 60 days after the Effective Date. Each of ACP and Planet agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Planet also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

      (b) Each of ACP and Planet agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement and/or Proxy Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of ACP and Planet further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

      (c) Planet agrees to advise ACP, promptly after Planet receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Planet Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Planet is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04. Press Releases. ACP and Planet shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior written consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the NASD. ACP and Planet shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

      6.05. Access; Information. (a) ACP agrees that, upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Planet and Planet's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as Planet may reasonably request and, during such period, it shall furnish promptly to Planet all information concerning its business, properties and personnel as Planet may reasonably request. Without limiting the generality of the preceding sentence, prior to the Effective Time, Planet, and its representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of ACP are in satisfactory condition and will not in a material way adversely impact Planet after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

      (b) ACP agrees that, subject to applicable laws, it shall cooperate in good faith with Planet on mutually agreed operating issues which the parties agree have priority.

      (c) Planet agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford ACP and ACP's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel and to such other information as ACP may reasonably request and, during such period, it shall furnish promptly to ACP all information concerning its business, properties and personnel as ACP may reasonably request. Without limiting the generality of the preceding sentence, prior to the Effective Time, ACP, and its representatives shall have the right to conduct a review to determine (i) that the assets, books, records and operations of Planet are in satisfactory condition and will not in a material way adversely impact ACP after consummation of the transactions contemplated hereby and (ii) the accuracy of the representations and warranties and the satisfaction of the conditions to closing as provided hereunder.

      (d) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

      6.06. Employment of Edward J. Steube. Planet and ACP shall use their best efforts to cause Planet and Edward J. Steube to enter into an employment agreement for the employment of Mr.Steube by Planet as of the Effective Date under terms and conditions substantially similar to those as provided in the form of the employment agreement attached hereto as Exhibit B.

      6.07. Acquisition Proposals. ACP agrees that its officers or directors shall not, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or substantially all of the assets of ACP or more than 10% of the outstanding equity securities, of ACP (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). ACP further agrees that neither ACP nor any of its officers and directors shall, and that it shall direct and use its reasonable best efforts to cause its employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent ACP or ACP Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if ACP Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of ACP, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or
(D) above, ACP Board determines in good faith (after consultation with outside legal counsel) that such action would, in the absence of the foregoing proscriptions, be legally required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in the case referred to in clause (D) above, ACP Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to ACP's shareholders from a financial point of view than the Merger, ACP agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. ACP agrees that it will notify Planet immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives.

      6.08. Certain Policies. Prior to the Effective Date, ACP shall, consistent with GAAP and the applicable rules and regulations of the SEC modify or change its valuation and related policies and practices so as to be applied on a basis that is consistent with that of Planet.

      6.09. Benefit Plans. (a) From and after the Effective Time, Planet shall provide former employees of ACP who remain as employees of Planet or any of its Subsidiaries with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Planet. Planet shall cause each employee benefit plan, program, policy or arrangement of Planet in which employees of ACP are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with ACP to the same extent as such service was credited for such purpose by ACP. Nothing herein shall limit the ability of Planet to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

      (b) If employees of ACP become eligible to participate in a medical, dental or health plan of Planet, Planet shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of ACP, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time.

      6.10. Non-competition Agreements. Each of the non-officer directors, Principal Shareholder, and executive officers of ACP shall, simultaneously with the execution and delivery hereof, execute and deliver to Planet non-competition agreements substantially in the form of Exhibit A hereto.

      6.11. Notification of Certain Matters. Each of ACP and Planet shall give prompt notice to the other of any fact, event or circumstance known to it that
(i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

      6.12. Human Resources Issues. ACP agrees to cooperate with Planet with respect to any formal meetings or interviews with one or more employees called or arranged by ACP and held for the purpose of discussing the transactions contemplated by this Agreement or their effect on such employees, with Planet given the opportunity to participate in such meetings or interviews. This section is not intended to apply to casual conversations about the transaction or informal meetings initiated by employees, or to prohibit discussion in general, but rather to allow

Planet a role in the formal presentation of the transaction to employees, and an opportunity to participate in the significant, formal meetings at which the transaction is explained and discussed.

      6.13. Assistance with Third-Party Agreements. (a) ACP shall cooperate with and use all commercially reasonable efforts to assist Planet in (i) gaining access to and obtaining any required consents from all of its third-party vendors, landlords of all of their leased properties and other parties to material agreements, promptly after the date of this Agreement, and (ii) obtaining the cooperation of such third parties in a smooth transition in accordance with Planet's timetable at or after the Effective Time of the Merger. ACP shall cooperate with Planet in minimizing the extent to which any contracts will continue in effect following the Effective Time of the Merger, in addition to complying with the prohibition of Section 4.01(l) hereof.

      (b) Without limiting Section 6.13(a), ACP shall use all reasonable efforts to provide data processing and other processing support, outside contractors, to assist Planet in performing all tasks reasonably required to result in a successful merger of their data and other files and records. Among other things, ACP and Planet shall:

            (i) cooperate with each other to establish a mutually agreeable project plan to effectuate the merger;

            (ii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts requested by Planet for use in planning the merger, as soon as reasonably practicable;

            (iii) provide reasonable access to personnel and outside contractors to enable the merger effort to be completed on schedule; and

            (iv) Each agrees that all actions taken pursuant to this Section shall be taken in a manner intended to minimize disruption to the customary business activities of the other.

      6.14. Shareholder Covenants. Shareholder hereby represents, warrants and covenants to Planet as follows:

      (a) Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of such Shareholder's obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which such Shareholder is a party, including any voting agreement, shareholders' agreement, trust agreement or voting trust.

      (b) Ownership of Shares. The Shareholder is the beneficial and record owner of all of the shares of ACP capital stock and Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power of disposition, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

      (c) No Conflicts. Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will conflict with or constitute a violation of or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Shareholder is a party or by which the Shareholder is bound. Shareholder hereby agrees to vote all of the Shares held by the Shareholder (i) in favor of the Merger, this Agreement and the transactions contemplated by the Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of ACP under the Agreement; and (iii) except with the prior written consent of Planet, against the following actions (other than the Merger and the transactions contemplated by this Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving ACP; (B) any sale, lease or transfer of a material amount of the assets of ACP; (C) any material change in the present capitalization of ACP; (E) any amendment of ACP's Articles of Incorporation; (F) any other material change in ACP's corporate structure or business; or (G) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to Planet of the transactions contemplated by the Agreement. The Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses
(i), (ii) or (iii) of the preceding sentence.

      (d) No Stock Transactions. Shareholder hereby agrees not to (i) sell, transfer, assign or otherwise dispose of any of his ACP shares or any rights, options, warrants or other securities to acquire shares of ACP without the prior written consent of Planet, (ii) pledge, mortgage or encumber such shares; or
(iii) buy, sell, transfer, trade in, or otherwise dispose of, or enter into any agreement to buy, sell, transfer, trade in, or dispose of, any securities or right to acquire or dispose of any securities of Planet, or to authorize, solicit, request or advise any other person to do any of the foregoing, directly or indirectly. Shareholder agrees that he shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Planet Common Stock (or other securities) for a period specified by any representative of the underwriters of Planet Common Stock (or other securities) not to exceed one hundred eighty (180) days following the effective date of a registration statement of Planet filed under the Securities Act; provided that: (I) such agreement shall apply only to underwritten public offerings of Planet Common Stock; and (II) all officers and directors of the Company and major holders of Planet's voting securities enter into similar agreements. Shareholder agrees to execute and deliver such other agreements as may be reasonably requested by Planet or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Shareholder agrees that any transferee of Shareholder of any shares issued pursuant to this agreement in a private transactions shall be bound by this Section.

      (e) Cooperation. Shareholder agrees that he will not directly or indirectly solicit any inquiries or proposals from any person relating to any proposal or transaction for the disposition of the business or assets of ACP or the acquisition of voting securities of ACP or any business combination between ACP or any person other than Planet.

      6.15. Additional Agreements. In case at any time after the Effective Time of the Merger any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Planet with full title to all properties, assets, rights, approvals, immunities and franchises of ACP, the proper officers and directors of each party to this Agreement shall take all necessary or appropriate action.

      6.16. Pre-Closing Adjustments. At or before the Effective Time of the Merger, ACP shall make such accounting entries or adjustments, as Planet shall direct as a result of its on-going review of ACP or in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; provided, however, that unless the adjustment would otherwise be required by applicable law, rule or regulation, or by GAAP applied on a basis consistent with the Financial Statements of ACP, (a) ACP shall not be required to take such actions more than one day prior to the Effective Time of the Merger or prior to the time Planet agrees in writing that all of the conditions to its obligation to close as set forth in Section 7.02 have been satisfied or waived and each of the approvals in Section 7.01(b) have been received, and (b) no such adjustment shall (i) require any filing with any Governmental Authority, (ii) violate any law, rule or regulation applicable to ACP or Planet, (iii) otherwise materially disadvantage ACP if the Merger was not consummated or (iv) constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

      6.17. ACP Stock Options and Rights. ACP shall take such actions as may be necessary such that immediately prior to the Effective Time, each ACP Stock Option or other Rights that were outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be cancelled.

      6.18. Audited ACP Financial Statements. No later than fifteen (15) Business Days after the execution of this Agreement, ACP shall provide Planet with a copy of its financial statements presenting the financial condition of ACP for the year ended December 31, 2004, as audited by ACP's auditors, and if the Definitive Proxy Statement has not been mailed to Planet's Shareholders prior to May 14, 2005, ACP shall provide Planet with a copy of its unaudited interim financial statement for the quarter ended March 31, 2005, as soon as reasonably available but not later than April 30, 2005.

      6.19. Tax Treatment of the Merger. Planet and ACP intend the Agreement to qualify as a tax-free reorganization for all U.S. federal income tax purposes. Each party will (and will cause each of its Subsidiaries to) both before and after the Effective Time (i) use reasonable efforts to cause the Agreement to so qualify; (ii) refrain from taking any action that would reasonably be expected to cause the Agreement to fail to so qualify; and (iii) take the position for all purposes that the Agreement so qualifies.

      6.20. Payment of Shareholder Debt. At the Effective Time, Planet shall cause to be paid to Shareholder the sum of $1,500,000.00 cash in full repayment of all indebtedness of ACP to its Shareholder.

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      7.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or written waiver by the parties hereto prior to the Effective Time of each of the following conditions:

      (a) Shareholder Approval. This Agreement, the Merger and the Certificate of Merger shall have been duly approved by the requisite vote of the shareholders of Planet and ACP under the laws of the state of their organization.

      (b) Approvals. All approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Planet Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Planet or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Planet would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

      (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

      7.02. Conditions to Obligation of ACP. The obligation of ACP to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

      (a) Representations and Warranties. Except as otherwise provided in this Agreement or the Disclosure Schedule, the representations and warranties of Planet set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on Planet. ACP shall have received a certificate, dated the Effective Date, signed on behalf of Planet by the Chief Executive Officer and the Chief Financial Officer of Planet to such effect.

      (b) Performance of Obligations of Planet. Planet shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and ACP shall have received a certificate, dated the Effective Date, signed on behalf of Planet by the Chief Executive Officer and the Chief Financial Officer of Planet to such effect.

      (c) No litigation or proceeding shall be pending against Planet brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated thereby.

      7.03. Conditions to Obligation of Planet. The obligation of Planet to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

      (a) Representations and Warranties. Except as otherwise provided in this Agreement or the Disclosure Schedule, the representations and warranties of ACP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on ACP. Planet shall have received a certificate, dated the Effective Date, signed on behalf of ACP by the Chief Executive Officer and the Chief Financial Officer of ACP to such effect.

      (b) The Disclosure Schedule shall be updated and made current as of the day prior to the Effective Time of the Merger and a draft of the updated Disclosure Schedule shall have been delivered to Planet no later than 72 hours prior to the Effective Time of the Merger; such update of the Disclosure Schedule shall not in any way affect the representations and warranties set forth in Section 5.03.

      (c) Performance of Obligations of ACP. ACP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Planet shall have received a certificate, dated the Effective Date, signed on behalf of ACP by the Chief Executive Officer and the Chief Financial Officer of ACP to such effect.

      (d) Performance of Obligations of the Shareholder. Shareholder shall have performed in all material respects all obligations required to be performed by him under this Agreement, provided, however, that this condition shall be deemed to be satisfied notwithstanding any failure to perform such obligations unless any such failure or failures, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on ACP or Planet and, if requested by Planet, Planet shall have received a certificate, dated the Effective Date, signed by each Shareholder to such effect with respect to such Shareholder.

      (e) Intentionally left blank.

      (f) No Litigation. No litigation or proceeding shall be pending against ACP brought by any Governmental Authority seeking to prevent consummation of the transactions contemplated hereby.

      (g) Closing Financial Statements. At least four Business Days prior to the Effective Time of the Merger, ACP shall provide Planet with ACP's financial statements presenting the financial condition of ACP as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with GAAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of ACP's chief financial officer, dated as of a date no earlier than two Business Days prior to the Effective Time of the Merger, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Planet in all material respects.

      (h) Opinions of Counsel. Planet shall have received the opinion of Blanchard, Krasner & French or other reasonably acceptable counsel, as counsel to Planet and the opinion of Brody, Wilkinson and Ober, P.C., as counsel to ACP, each dated the Effective Time, including opinions in reasonable and customary form and substance on such matters as Planet shall reasonably request, including to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, which are consistent with the state of facts existing at the Effective Time of the Merger, the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code. In rendering its opinion, counsel may require and rely upon representations contained in letters from ACP, Planet and/or their officers or principal shareholders as are customary for such opinions.

      (i) Non-competition Agreements. Planet shall have received Non-competition Agreements executed and delivered by the Shareholder, and each of the non-officer directors and executive officers of ACP in the form of Exhibit A, each of which shall remain in full force and effect.

      (j) Consents. Planet shall have obtained each of the consents required to consummate the Merger.

                                  ARTICLE VIII

                                   TERMINATION

      8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

      (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Planet and ACP if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

      (b) Breach. At any time prior to the Effective Time, by Planet or ACP if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a breach by Planet or ACP, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; (ii) a breach by Planet or ACP, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach or (iii) in the case of a termination by Planet, a breach by a Shareholder or Shareholders of any of the covenants or agreements contained in the Shareholder Agreements, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, provided that such breach (whether under (i), (ii) or (iii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Planet or ACP, as the case may be.

      (c) Delay. At any time prior to the Effective Time, by Planet or ACP if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 30, 2005, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Shareholders (if ACP is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

      (d) Acquisition Proposal. By Planet, if ACP shall have exercised a right specified in the provision set forth in Section 6.07 with respect to any Acquisition Proposal and shall, directly or through agents or representatives, continue discussion with any third party concerning such Acquisition Proposal for more than 15 Business Days after the date of receipt of such Acquisition Proposal.

      8.02. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article 8, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in paragraphs
(b) and (c) below and Section 9.01, (ii) that termination will not relieve a breaching party from liability if not provided for herein for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination and (iii) any other provision of this Agreement which expressly survives the termination of this Agreement.

      (b) If this Agreement is terminated by ACP pursuant to Section 8.01, paragraph (b) upon such termination Planet shall pay to ACP a termination fee of $150,000 (the "Termination Fee").

      (c) If this Agreement is terminated (i) by ACP pursuant to Section 6.07 after a bona fide Acquisition Proposal for ACP shall have been publicly disclosed, or any person or entity shall have publicly disclosed a bona fide intention (whether or not conditional) to make an Acquisition Proposal or (ii) by Planet pursuant to Section 8.01, paragraphs (b) or (d), upon such termination ACP shall pay to Planet the Termination Fee.

      (d) Any Termination Fee that becomes payable to Planet or ACP pursuant to this Section 8.02 shall be paid by wire transfer of immediately available funds to an account designated by ACP or Planet, as the case may be, if this Agreement is terminated and the termination meets the conditions set forth in this Section
8.02 at or prior to such termination.

      (e) ACP and Planet agree that the agreements contained in paragraphs (b),
(c) and (d) above are an integral part of the transactions contemplated by this Agreement, that without such agreements ACP and Planet would not have entered into this Agreement, and that such amounts do not constitute a penalty. If ACP or Planet fails to pay the amounts due under paragraph (b) or (c) above within the time periods specified in paragraph (d) above, the party obligated to pay the Termination Fee shall pay all costs and expenses incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amounts were required to be paid.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time for a period of one
(1) year, except that all representations and warranties relating to tax matters shall survive the Effective Time until the date thirty (30) days after expiration of the applicable statute of limitation governing such tax matter.

      9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by both parties or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after ACP Meeting, this Agreement may not be amended if it would reduce the consideration to be received by ACP shareholder in the Merger without any subsequent approval by such shareholder or be in violation of applicable law.

      9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

      9.04. Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Southern District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

      9.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided if this transaction closes, Planet or its subsidiary as the surviving corporation will bear the cost of the audit of ACP's financial statements.

      9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to ACP or Shareholder to:

                  Allergy Control Products
                  c/o Jonathan T. Dawson
                  Dawson Herman Capital Management, Inc.
                  354 Pequot Avenue
                  P.O. Box 760
                  Southport, CT 06890
                  Telephone: (203) 254-0091
                  Facsimile: (203) 254-0657

         With copies to:

                  Brody, Wilkinson and Ober, P.C.
                  Attention:  Seth L. Brody, Esq.
                  2507 Post Road
                  Southport, CT 06890
                  Telephone:  (203) 319-7100
                  Facsimile:  (203) 254-1772

                  Allergy Control Products
                  c/o Ed Stuebe
                  96 Danbury Road
                  Ridgefield, CT 06877
                  Telephone:  (203) 438-9580
                  Facsimile:  (203) 431-8963

         If to Planet to:

                  Planet Technologies, Inc.
                  6835 Flanders Drive, Ste. 500
                  San Diego, CA 92121
                  Telephone: (858) 824-0888
                  Facsimile:  (858) 824-0891

         With a copy to:

                  Blanchard, Krasner & French
                  Attention:  Robert W. Blanchard, Esq.
                  800 Silverado Street, Second Floor
                  La Jolla, CA 92037
                  Telephone:  (858) 551-2440
                  Facsimile:  (858) 551-2434

      9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedule attached hereto and incorporated herein), the Shareholder Agreements and the Non-Competition Agreements represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Shareholder Agreements and the Non-Competition Agreements supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.08 Effect. No provision of this Agreement shall be construed to require ACP, Planet, or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

      9.09 Severability. Except to the extent that application of this Section
9.09 would have a Material Adverse Effect on ACP or Planet any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.10 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.11 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                           PLANET TECHNOLOGIES, INC.

                                           By:_________________________________
                                               Name:  Scott L. Glenn
                                               Title: President and
                                                      Chief Executive Officer

                                           ALLERGY CONTROL PRODUCTS

                                           By:_________________________________
                                               Name:
                                               Title:

                                           SHAREHOLDER

                                           _____________________________________
                                           Jonathan T. Dawson

                                    EXHIBIT A

                       NON-COMPETE/NONDISCLOSURE AGREEMENT

      THIS NON-COMPETE AGREEMENT (this "AGREEMENT") is effective as of the Effective Date, as defined in that Agreement and Plan of Merger entered into between Planet Technologies Inc. ("PLANET") and Allergy Control Products, Inc. ("ACP"), and is entered into by and between the undersigned shareholder, officer or director of ACP (the "UNDERSIGNED"), and Planet. The Undersigned and Planet are sometimes individually referred to as a "PARTY" and collectively as the "PARTIES." This Agreement is made, in part, with reference to the following relevant facts:

                                    RECITALS

A. Planet and ACP have entered into a certain Agreement and Plan of Merger, dated as of March 7, 2005 (the "MERGER AGREEMENT"), which is incorporated herein by this reference

B. As part of the Merger Agreement, the Parties have agreed to certain nondisclosure and noncompete provisions (as defined herein).

      NOW, THEREFORE, in consideration of the signing of the Merger Agreement by ACP and as a material inducement therefore, the mutual covenants exchanged herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, Undersigned and Planet hereby agree as follows:

1.    Noncompete and Nondisclosure.

      (a) During the period commencing on ______, 2005 and ending on December 31, 2007, the Undersigned shall not, directly or indirectly, for himself or on behalf of any other Person, (A) disclose to any Person other than Planet or ACP, any information relating to the business of Planet or ACP (including without limitation information relating to accounts, financial dealings, transactions, trade secrets, Intellectual Property, customer lists and pricing lists), whether or not marked or otherwise identified as confidential or secret, except for information generally known in the allergy control products industry, (B) solicit, divert, take away or attempt to take away any business, with respect to the products of either Business as presently conducted, or any of ACP's or Planet's customers or suppliers, or (C) hire any employee or induce or attempt to induce any employee to leave his or her employment with Planet without the prior written consent of Planet.

      (b) The Undersigned acknowledges that the restrictions contained in
Section 1(a) are reasonably necessary to protect the good will and the legitimate business interests of Planet and ACP and agree that any violation of such restrictions will result in irreparable injury to ACP and the Business acquired by Planet hereunder for which damages will not be an adequate remedy.

                                EXHIBIT A - Page 1

Planet shall therefore be entitled to preliminary and injunctive relief as well as to any other remedies at law or in equity available to Planet. The parties hereto agree that the duration and area for which the covenants set forth in
Section 1(a) are to be effective are reasonable. In the event that any court determines that the time period or the area, or both of them, are unreasonable, the parties hereto agree that the covenants shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable.

2.    Miscellaneous.

      (a) If either Party resorts to litigation to enforce its rights under this Agreement, the prevailing Party will be entitled to recover its costs and expenses actually incurred in connection with the action including, but not limited to, court costs and reasonable attorneys' fees.

      (b) If the provisions of this Agreement shall be deemed to create a restriction which is unreasonable as to scope, duration or geographical area, the parties agree that the provisions of this Agreement shall be enforceable in such scope, for such duration and in such geographical area as any court of competent jurisdiction may determine to be reasonable.

      (c) Failure to exercise any right under this Agreement will not constitute a waiver of such right in the event of a subsequent default.

      (d) This Agreement will be governed by the laws of the State of California.

      (e) All notices under this Agreement will be in writing and sent to the address set forth in the Merger Agreement for Planet and to the last known address of the Undersigned provided in writing to Planet and will be effective upon receipt thereof.

      (f) This Agreement may not be modified or amended, or any term or provision hereof waived or discharged, except by a writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

Officer/Director:                        Planet Technologies, Inc., a California
                                         corporation

____________________________________     By: _____________________________
                                             Scott L. Glenn, President

Print Name:  _________________________

                                EXHIBIT A - Page 2

                                    EXHIBIT B

                          FORM OF EMPLOYMENT AGREEMENT

Ed Steube
96 Danbury Road
Ridgefield, CT 06877

RE:      EMPLOYMENT AGREEMENT

Dear Ed,

      Planet Technologies, Inc. (the "Company") is pleased to offer you the position of President/CEO of the Allergy Control Products ("ACP") subsidiary, pursuant to the terms of this letter agreement ("Agreement"). This Agreement is made and contingent upon the acquisition of ACP by Planet Technologies, Inc. and effective on the closing date of such Agreement (the "Effective Date") and will last for a period of four years from the Effective Date and will automatically renew on an annual basis unless terminated by either party in writing. You and the Company hereby agree as follows:

1.    DUTIES

      You will be expected to do and perform all services, acts or things necessary or advisable to manage and conduct the business of the ACP and the Company, including those duties normally associated with the position of President. You will report to the Company's Chairman and Chief Executive Officer, unless otherwise assigned by the Company. You will work at the facility located in Ridgefield, Connecticut. In addition, the company will take all appropriate steps to insure that upon closing you will be elected to the Board of Directors of the Company.

2.    BASE SALARY AND BENEFITS

      Your base salary will be $200,000 per annum, less payroll deductions and all required withholdings payable weekly on the ACP payroll. You will be eligible for annual salary increases in line with performance and the company's guidelines for each year.

      You will continue to be reimbursed for your premiums on your healthcare plan, use of car, cell phone, and other pertinent business expenses and be eligible for ACP's standard benefits. The Company may modify its benefits from time to time, as it deems necessary Discretionary Bonus

      In addition to your base salary, you will be eligible to earn a discretionary annual performance bonus ("Bonus") at the discretion of the Company's Board. The performance Bonus will be for superior performance for exceeding sales, gross profits and net profit plans for the year. You must be employed by the Company throughout the year to be eligible for the Bonus. The Bonus will be pro-rated in the event you are terminated without Cause, but you will

                               EXHIBIT B - Page 1
not be eligible if you resign or your employment is terminated with Cause (as defined below) prior to the date on which the Bonus is awarded.

3.    STOCK OPTIONS

      Subject to approval of the Board, you will be granted a stock option under the terms of the Company's 2000 Stock Incentive Plan (the "Plan") to purchase an amount of Common Stock equal to 3% of then outstanding shares of Common Stock of the Company, but not less than 100,000 shares (the "Option"). To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended. The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant. The Option will be subject to vesting over four (4) years so long as you provide continuous service to the Company in accordance with the Plan, according to the following schedule: 1/4 of the shares subject to the Option will vest upon your 12 month anniversary and 1/48th of the shares subject to the Option will vest at the end of each monthly period thereafter for a period of three (3) years. If your employment is terminated without Cause during the first four year period of this Agreement, then this Option grant will become fully vested.

      If you have questions regarding the tax implications of the Stock Option or any part of your compensation package, please consult with your own tax advisor.

4.    LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

      During your employment by the Company, you shall devote your full business energies, interest, abilities and productive time to the proper and efficient performance of your duties under this Agreement; provided that, you shall not be precluded from engaging in civic, charitable or religious activities which do not present any conflict of interest with the Company or affect your performance of duties for the Company.

      Except with the prior written consent of the Board, you will not, during the term of this Agreement, and any period during which you are receiving compensation or any other consideration from the Company, including, but not limited to, severance pay pursuant to Section 6 herein, engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company.

      During the term of this Agreement, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by you, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a

                                EXHIBIT B - Page 2
national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

5.    TERMINATION

      The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving written notice of such termination, subject to the provisions stated herein. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason. The "at will" nature of your employment relationship may not be modified except by a written agreement signed by the Chairman of the Board.

      If the Company terminates your employment without Cause (as defined herein) at any time during the term of your employment, then upon your furnishing to the Company and effective release and waiver of claims and continued compliance with Section 4 herein and your Proprietary Information and Inventions Agreement with the Company, you shall be entitled to receive severance payments in the form of continuation of your base salary in effect at the time of your termination, subject to standard deductions and withholdings, for the period of 36 months minus the number of months you were employed after the Effective Date, but not less than a period of twelve (12) months.

6.    DEFINITIONS.

      For purposes of this Agreement, "Cause" for the Company to terminate your employment hereunder shall mean the occurrence of any of the following events:

      (a) your repeated failure to satisfactorily perform your reasonably assigned job duties on behalf of the Company;

      (b) your commission of an act that materially injures the business of the Company;

      (c) your refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report;

      (d) your conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company;

      (e) your engagement or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any material provisions of Section 5 hereof or your Proprietary Information and Inventions Agreement with the Company; or

      (f) your commission of any fraud against the Company, employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.

                               EXHIBIT B - Page 3

7.    COMPANY POLICY

      As a Company employee, you will be expected to abide by Company rules and policies. The Company's policies may be modified from time to time at the sole discretion of the Company, with the exception of the Company's "at will" employment policy, which may only be modified by a signed agreement with Company's Chief Executive Officer.

      Normal working hours are 40 hours a week, Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

8.    PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

      As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company's proprietary information, among other things.

      In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

      You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

9.    ENTIRE AGREEMENT

      This Agreement, together with your Proprietary Information and Inventions Agreement and the stock documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

10.   GOVERNING LAW

      This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

11.   SUCCESSORS AND ASSIGNS.

      This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be binding upon and shall inure to the benefit of the Company, its

                               EXHIBIT B - Page 4
successors, and its assigns. The term "Company" as used herein shall include such successors and assigns to the extent applicable.

      As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

      Please sign and date this Agreement, and return it to me as soon as possible, if you wish to accept employment with the Company under the terms described above.

      We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

PLANET TECHNOLOGIES, INC.

By: ________________________________________
    SCOTT L. GLENN
    CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Accepted:

___________________________________________

___________________________________________
Date

Attachment:  Exhibit A:    Proprietary Information and Inventions Agreement

                               EXHIBIT B - Page 5

                                  EXHIBIT A TO

                          FORM OF EMPLOYMENT AGREEMENT

           EMPLOYEE'S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

      In consideration of my employment or continued employment by PLANET TECHNOLOGIES, INC. (the "COMPANY"), and the compensation received by me from the Company from time to time, I hereby agree as follows:

12.   PROPRIETARY INFORMATION.

      (a) RECOGNITION OF COMPANY'S RIGHTS. All Proprietary Information shall be the sole property of the Company and its assignees. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information. At all times during my employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not disclose, sell, use, lecture upon or publish any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company, or unless an officer of the Company expressly authorizes such in writing.

      (b) PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, whether in oral, written, graphic or electronic form. By way of illustration, but not limitation, "PROPRIETARY INFORMATION" includes (a) trade secrets, know-how, inventions, ideas, tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, compounds, products, processes, designs, formulas, methods, techniques, programs, software models, algorithms, developmental or experimental work, clinical or other data, compilations of data, other works of authorship, improvements and discoveries (hereinafter collectively referred to as "INVENTIONS"); (b) information regarding plans for research and development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, licensees and strategic partners, and the existence and terms of any business discussions, negotiations or agreements to which the Company is a party; and (c) information regarding the skills and compensation of other employees or consultants of the Company.

      (c) NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. I represent that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any former employer or any other person to whom I have an obligation of confidentiality which is not generally available to the public, unless I have obtained written authorization for its possession and use.

                               EXHIBIT B - Page 1

13.   ASSIGNMENT OF INVENTIONS.

      (a) The term "PROPRIETARY RIGHTS" shall mean all trade secrets, patents, copyrights, trademarks, mask works, moral rights and other intellectual property rights throughout the world.

      (b) ASSIGNMENT OF INVENTIONS. Subject to Sections 2(f) and 2(g), I agree that all Inventions (and all Proprietary Rights with respect thereto) shall be the sole property of the Company and its assigns. I hereby assign to the Company any right, title and interest I may have or acquire in and to all Inventions (and all Proprietary Rights with respect thereto). If I have any rights to the Inventions (or Proprietary Rights with respect thereto) that cannot be assigned to the Company, I unconditionally and irrevocably waive the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. I agree, at the Company's request and expense, to consent to and join in any action to enforce such rights. If I have any right to the Inventions (or Proprietary Rights with respect thereto) that cannot be assigned to the Company or waived by me, I unconditionally and irrevocably grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to make, have made, use, offer for sale, sell, import, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

      (c) ASSISTANCE. I further agree to assist the Company in every proper way (but at the Company's expense) to obtain, and from time to time enforce, the Proprietary Rights in any and all Inventions, including, but not limited to applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing Proprietary Rights in the Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to obtain or enforce any Proprietary Rights with respect to any Invention (including renewals, extension, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such documents and to do all other lawfully permitted acts to further execution or enforcement of Proprietary Rights with the same legal force and effect as if executed by me.

      (d) PRIOR INVENTIONS. As a matter of record I have attached hereto as EXHIBIT A a complete list of all inventions or improvements which have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to the commencement of my employment by the Company which I desire to remove from the operation of this Agreement (collectively referred to as "PRIOR INVENTIONS"); and I covenant that such list is complete. If disclosure of any such Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I should not list such Prior Invention in EXHIBIT A but will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Invention has not been made for that reason. If no such disclosure is attached to this Agreement, I represent that I have made no such inventions and

                               EXHIBIT B - Page 2
improvements at the time of signing this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into an Invention or a Company product or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, offer for sale, sell, import, reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Invention or Company product or process without the Company's prior written consent.

      (e) OBLIGATION TO KEEP COMPANY INFORMED. I will promptly and fully in writing disclose to the Company all Inventions authored, conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment and for one (1) year after termination of this Agreement, including any that may be covered by Section 2870 of the California Labor Code.

      (f) GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

      (g) NONASSIGNABLE INVENTIONS. This Agreement does not apply to inventions which qualify fully for protection under Section 2870 of the California Labor Code, which are ideas or inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, and (1) which do not relate (a) directly to the business of the Company, or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which do not result from any work performed by me for the Company. Notwithstanding the foregoing, I shall disclose in confidence to the Company any invention in order to permit the Company to make a determination as to compliance by me with the terms and conditions of this Agreement.

14. NO CONFLICT OF INTEREST. I agree that during the period of my employment by the Company and any period during which I am receiving compensation or any other consideration from the Company, including, but not limited to, any severance pay, I will not, without the Company's prior written consent, engage in any employment or business activity which is competitive with the business of the Company or any of its affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company or any of its affiliates. My ownership, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 3.

15. NON-SOLICITATION. I agree that for a period of one (1) year following termination of my employment with the Company, I will not solicit or in any manner encourage any employee,

                               EXHIBIT B - Page 3
independent contractor or consultant of the Company to leave employment or service with the Company.

16. NO CONFLICTING OBLIGATIONS. I represent that my performance of all the terms of this Agreement and that my employment by the Company do not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

17. RETURN OF COMPANY MATERIALS. All drawings, notes, memoranda, specifications, documents, data, devices, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, including any copies thereof, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned promptly to the Company upon termination of this Agreement for any reason, or earlier if requested by the Company, and I will not retain or take with me any such property or any reproduction of such property.

18.   GENERAL PROVISIONS.

      (a) Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be in writing and shall be deemed given (i) upon personal delivery to the appropriate address, (ii) upon delivery by facsimile transmission with receipt confirmed, (iii) if sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing, or (iv) if sent by overnight courier, the next business day such courier regularly makes deliveries.

      (b) This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within the State of California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

      (c) Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, I acknowledge and agree that, if I were to breach this Agreement, the Company would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the Company for such injury. Accordingly, I agree that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

      (d) This Agreement (including any exhibits hereto) contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to said subject matter. This

                               EXHIBIT B - Page 4

Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

      (e) If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

      (f) This Agreement shall be binding upon my heirs, executors, administrators and other legal representatives and me and shall inure to the benefit of the Company, its successors and assigns.

      (g) The waiver from time to time by the Company of any of its rights or the Company's failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of the Company's rights or remedies provided in this Agreement.

      (h) I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause, nor shall it obligate the Company to make any payment to me based upon termination of my employment.

      This Agreement shall be effective as of the first day of my employment by the Company.

Dated: ____________, 2004                      By: _____________________________

                                               Printed Name: ___________________

                                               Title: __________________________

ACCEPTED AND AGREED TO:

PLANET TECHNOLOGIES, INC.

By: ______________________________
    Scott L. Glenn
    Chairman and Chief Executive Officer

Address:  6402 Cardeno Drive
          La Jolla, Ca 92037

                               EXHIBIT B - Page 5

                                  EXHIBIT A TO

           EMPLOYEE'S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

TO: PLANET TECHNOLOGIES, INC.

FROM:________________________

DATE:________________________

SUBJECT: PREVIOUS INVENTIONS

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Planet Technologies, Inc. (the "COMPANY") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

      [ ] No inventions or improvements.

      [ ] See below:

          ____________________________________________________________________

          ____________________________________________________________________

[ ] Additional sheets attached.

      2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

      INVENTION OR IMPROVEMENT   PARTY(IES)         RELATIONSHIP

1.    ________________________   _______________    _______________________

2.    ________________________   _______________    _______________________

[ ] Additional sheets attached.

      By signing below, I acknowledge that I have read this Agreement document carefully, understand it fully and agree to its terms and conditions. I understand that signing this Agreement is a condition of employment

Print Name

Signature                              Date

                               EXHIBIT B - Page 6

TABLE OF CONTENTS

                                    RECITALS

                                    ARTICLE I

                               CERTAIN DEFINITIONS

1.01     Certain Definitions....................................................       1

                                   ARTICLE II

                                   THE MERGER

2.01     The Merger.............................................................       4
2.02     Effective Date and Effective Time......................................       5

                                   ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

3.01     Effect on Capital Stock................................................       6
3.02     Conversion of ACP Common Stock.........................................       6
3.03     Rights as Shareholder; Stock Transfers.................................       6
3.04     Intentionally left blank...............................................       6
3.05     Exchange Procedures....................................................       6
3.06     Anti-Dilution Provisions...............................................       7

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

4.01     Forebearances of ACP and Planet........................................       7

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.01     Disclosure Schedules...................................................      10
5.02     Standard...............................................................      10
5.03     Representations and Warranties of ACP..................................      10
5.04     Representations and Warranties of Planet...............................      17

                                   ARTICLE VI

                                    COVENANTS

6.01     Reasonable Best Efforts................................................      20
6.02     Shareholder Approval...................................................      20
6.03     Registration Statement.................................................      21
6.04     Press Releases.........................................................      21
6.05     Access; Information....................................................      22
6.06     Employment of Edward J. Steube.........................................      23
6.07     Acquisition Proposals..................................................      23
6.08     Certain Policies.......................................................      24
6.09     Benefit Plans..........................................................      24
6.10     Non-competition Agreements.............................................      24
6.11     Notification of Certain Matters........................................      24
6.12     Human Resources Issues.................................................      24
6.13     Assistance with Third-Party Agreements.................................      25
6.14     Shareholder Covenants..................................................      25
6.15     Additional Agreements..................................................      27
6.16     Pre-Closing Adjustments................................................      27
6.17     ACP Stock Options and Rights...........................................      27
6.18     Audited ACP Financial Statements.......................................      27
6.19     Tax Treatment of the Merger............................................      27
6.20     Payment of Shareholder Debt............................................      28

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

7.01     Conditions to Each Party's Obligation to Effect the Merger.............      28
7.02     Conditions to Obligation of ACP........................................      28
7.03     Conditions to Obligation of Planet.....................................      29

                                  ARTICLE VIII

                                   TERMINATION

8.01     Termination............................................................      31
8.01     Effect of Termination and Abandonment..................................      31

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

                                   ARTICLE IX

                                  MISCELLANEOUS

9.01     Survival...............................................................      32
9.02     Waiver; Amendment......................................................      32
9.03     Counterparts...........................................................      33
9.04     Governing Law, Jurisdiction and Venue..................................      33
9.05     Expenses...............................................................      33
9.06     Notices................................................................      33
9.07     Entire Understanding; No Third Party Beneficiaries.....................      34
9.08     Effect.................................................................      34
9.09     Severability...........................................................      35
9.10     Enforcement of the Agreement...........................................      35
9.11     Interpretation.........................................................      35

                                      iii